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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Oacis Healthcare Holdings Corp.
             (Exact name of registrant as specified in its charter)

    Delaware                         005-49037                 043229774
    --------                         ---------                 ---------
 (State or other                    (Commission             (I.R.S. Employer
 jurisdiction of                    File Number)          Identification Number)
 incorporation)


               1101 Fifth Avenue, Suite 200, San Rafael, CA 94025
               --------------------------------------------------
                    (Address of principal executive offices)

                                 (415) 482-4400
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                     Common Stock, par value $.01 per share
            --------------------------------------------------------
            (Title of each class of securities covered by this form)

                                       N/A
                   ------------------------------------------
                   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

(X) Rule 12g-4(a)(1)(i)    ( ):Rule 12g-4(a)(2)(ii)    ( ):Rule 12h-3(b)(2)(i)
( ):Rule 12g-4(a)(1)(ii)   ( ):Rule 12h-3(b)(1)(i)     ( ):Rule 12h-3(b)(2)(ii)
( ):Rule 12g-4(a)(2)(i)    ( ):Rule 12h-3(b)(1)(ii)    ( ):Rule 15d-6


Approximate number of holders of record as of the certification or notice date:

Common Stock:   1
              -----


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        Pursuant to the requirements of the Securities Exchange Act of 1934,
Oacis Healthcare Holdings Corp. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.





                                            OACIS HEALTHCARE HOLDINGS CORP.




March 31, 1999                              By: /s/ Stephen Ghiglieri
                                               ---------------------------------
                                               Stephen Ghiglieri
                                               Vice President of Finance and
                                               Administration, Chief Financial
                                               Officer



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